FIRST AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

AMENDMENT to the Transfer Agent Servicing Agreement, (“Agreement”) is made and entered into as of November 1, 2018, by and between USCA FUND TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, d/b/a U.S. BANCORP GLOBAL FUND SERVICES, LLC a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the parties have entered into the Transfer Agent Servicing Agreement, dated as September 12, 2016 (the “Agreement”); and

WHEREAS, the name of U.S. Bancorp Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC d/b/a U.S. Bancorp Global Fund Services; and

WHEREAS, the parties desire to update Exhibit A, the funds list of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USCA FUND TRUST By:/s/ Philip J. Pilibosian Name: Philip J. Pilibosian Title: President	QUASAR DISTRIBUTORS, LLC By:/s/ Anita M. Zagrodnik Name: Anita M. Zagrodnik Title: Senior Vice President___

Exhibit A to the Transfer Agent Servicing Agreement – USCA Fund Trust

Separate Series of USCA Fund Trust

Name of Series

USCA Premium Buy-Write Fund